CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Auditors’ Report, dated December 7, 2004, on the consolidated financial statements of Golden Goliath Resources Ltd. for the years ended August 31, 2004 and 2003 in the Company’s Report on Form 20F.  We also consent to application of such report to the financial information in the Report on Form 20F, when such financial information is read in conjunction with the consolidated financial statements referred to in our report.

Vancouver, Canada

“Morgan & Company”

December 8, 2005

Chartered Accountants